 Exhibit 99.1

  99¢ ONLY STORES® REPORTS FOURTH QUARTER FISCAL 2010 CONSOLIDATED DILUTED EPS OF $0.24 COMPARED TO $0.10 IN THE FOURTH QUARTER FISCAL 2009 AND FULL YEAR FISCAL 2010 CONSOLIDATED DILUTED EPS OF $0.87 COMPARED TO $0.12 IN FISCAL 2009

•	Fourth Quarter Fiscal 2010 Consolidated Net Income Increased 141%, to $16.9 Million Compared to $7.0 Million in Fourth Quarter Fiscal 2009

•	Full Year Fiscal 2010 Consolidated Net Income Increased to $60.4 Million Compared to $8.5 Million in Fiscal 2009

•	Announces 2010 Annual Shareholder Meeting Date

CITY OF COMMERCE, California – May 26, 2010 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) announces its financial results for the fourth quarter and full-year fiscal 2010 ended March 27, 2010. The Company plans to file its Annual Report on Form 10-K for fiscal 2010 tomorrow, May 27, 2010.

Highlights for the fourth quarter of fiscal 2010 versus the fourth quarter of fiscal 2009:

▪	Retail sales for the Company’s consolidated operations including Texas increased by 3.0% to $328.6 million and same-store sales increased 3.5%

▪	Consolidated gross margin increased by 180 basis points to 41.1% of sales

▪	Product cost decreased by 20 basis points to 56.6%

▪
Shrinkage decreased by 60 basis points on an ongoing basis and an additional 50 basis points due to an adjustment to inventory reserves based on an analysis conducted at the end of the fourth quarter to a net 2.3%

▪	Consolidated operating expenses decreased by 200 basis points to 31.9% of sales

▪	Retail operating costs decreased 120 basis points to 22.5%

▪	Distribution and transportation costs decreased 40 basis points to 4.9%

▪	Corporate G&A costs decreased 80 basis points to 3.4%

▪	Consolidated net income increased by $9.9 million to $16.9 million, or $0.24 per diluted share, versus $7.0 million in the prior year, or $0.10 per diluted share

▪	Non-Texas operating income increased to $23.5 million from $14.1 million in the prior year

▪	Texas operating income improved to $0.9 million compared to a loss of $4.3 million in the prior year

▪	Year-end tax provision true-up reduced the effective tax rate to 31.8% for the quarter

Eric Schiffer, CEO of 99¢ Only Stores®, stated, “We are pleased with our financial results for the fourth quarter and full year fiscal 2010.  Our long-term operational improvement initiatives have continued to exceed our expectations, resulting in earnings per share of $0.87 for the fiscal year and $0.24 for the fourth quarter of fiscal 2010.  Continued improvement in all areas of our cost structure has enabled us to achieve a pre-tax profit margin of 7.3% for the fourth quarter of fiscal 2010 and 6.9% for the full fiscal year ended March 27, 2010.   These improvements are significant and were broad-based with increases in our operating income in all regions, including Texas.  We believe that these strong results are a validation of the strength of our retail concept.  We now believe that we can achieve income before taxes of approximately 7.5% of sales in fiscal 2011.  We look forward to further discussing our results and plans on today’s earnings release conference call.”

CONSOLIDATED RESULTS (including Non-Texas and Texas operations)

Net consolidated sales for the fourth quarter of fiscal 2010 were $339.3 million, a 3.1% increase compared to net sales of $329.2 million for the fourth quarter of fiscal 2009.  Same-store sales for the fourth quarter of fiscal 2010 increased 3.5% versus the fourth quarter of fiscal 2009.

Consolidated gross profit for the fiscal 2010 fourth quarter was $139.4 million, compared to $129.4 million in the fourth quarter of the prior fiscal year.  The Company's consolidated gross profit margin was 41.1% in the fiscal 2010 fourth quarter versus 39.3% in the fourth quarter of the prior fiscal year.

Operating expenses declined by $3.3 million to $108.3 million, or 31.9% of consolidated sales, in the fiscal 2010 fourth quarter versus $111.6 million, or 33.9% of sales, in the fourth quarter of the prior fiscal year.  Corporate G&A costs were reduced by $2.4 million for the quarter compared to the same quarter last year.

Consolidated operating income for the fourth quarter of fiscal 2010 was $24.4 million, compared to $9.8 million in the fourth quarter of fiscal 2009.  Operating income as a percentage of sales increased 420 basis points to 7.2% in the fourth quarter of fiscal 2010 versus 3.0% in the comparable period last year.

Net income for the fourth quarter of fiscal 2010 increased to $16.9 million, or $0.24 per diluted share, compared to net income of $7.0 million, or $0.10 per diluted share, for the fourth quarter of fiscal 2009.

For the full fiscal year ended March 27, 2010, net sales were $1.36 billion, compared to net sales of $1.30 billion for fiscal 2009.  Retail sales for fiscal 2010 were $1.31 billion, compared to $1.26 billion for fiscal 2009.  Same-store sales increased 3.9% in fiscal 2010.  Net income for fiscal 2010 was $60.4 million, or $0.87 per diluted share, compared to net income of $8.5 million, or $0.12 per diluted share, in fiscal 2009.  The fiscal 2010 net income results include Texas lease termination costs of approximately $2.5 million. The fiscal 2009 net income results include a Texas leasehold asset impairment charge of approximately $10.1 million, severance payments of approximately $1.4 million and lease termination costs of approximately $1.3 million relating to the closing of some of the Company’s Texas stores.

During fiscal 2010, the Company opened nine stores, eight in California, and one in Texas that re-opened after being closed due to a hurricane.  The Company closed 12 Texas stores and one California store during fiscal 2010.  The Company currently operates 275 stores, with 206 stores in California, 32 in Texas, 25 in Arizona, and 12 in Nevada.

MANAGEMENT ANALYSIS OF TEXAS AND NON-TEXAS OPERATIONS

The Company is also providing a management analysis of its quarterly operating results for non-Texas and Texas operations and reconciliation to its GAAP consolidated results in Table 1 and Table 2 at the end of this release. The Company will report the results of its Texas operations on a consolidated basis with its non-Texas operations in accordance with GAAP in its Annual Report on Form 10-K for fiscal 2010.  Due to the Company’s previously announced plan to exit the Texas market, and the rescission of that decision by the Company’s Board of Directors on August 4, 2009, the Company believes it is meaningful for investors to review an analysis of its results of operations separately for non-Texas and Texas operations in addition to its consolidated results while the cost structure of its Texas operations is still materially different from the cost structure of its overall financial results.  The Company’s non-Texas operations comprise all of its operations in California, Arizona, and Nevada and generate approximately 91.9% of its retail sales revenue.  The analysis for Texas operations provided in Table 1 for the fourth quarter of both fiscal 2010 and fiscal 2009 and also in Table 2 for fiscal year 2010 and 2009, includes only revenues and expenses incurred directly in the Texas operations, with no allocation of costs incurred in the California distribution centers or corporate offices; these unallocated, indirect costs are not material to non-Texas results but may be material to Texas results.  During fiscal 2010, Texas stores were operated under unusual conditions, with 11 stores closed during the first quarter and one store closed in the second quarter, and thus the comparison of fiscal 2010 quarterly results to fiscal 2009 quarterly results is not indicative of future comparisons for the ongoing operation of the 32 stores that currently remain open.  The non-GAAP financial measures in Table 1 and Table 2 should be viewed in addition to, and not as an alternative to, the Company’s consolidated financial statements prepared in accordance with GAAP.

Fourth Quarter Management Analysis of Non-Texas Operations

Highlights for the fourth quarter of fiscal 2010 versus the fourth quarter of fiscal 2009:

▪	Retail sales in the Company’s non-Texas retail operations increased by 4.3% to $302.1 million and same-store sales increased 2.3%

▪	Non-Texas gross margin increased by 90 basis points to 40.8% of sales

▪	Product cost decreased 10 basis points to 56.6%

▪	Shrinkage decreased 20 basis points to 2.8%

▪	Non-Texas operating expenses decreased 160 basis points to 31.4% of sales

▪	Retail operating costs decreased 90 basis points

▪	Distribution and transportation costs decreased 40 basis points

▪	Corporate G&A costs decreased 80 basis points

▪	Non-Texas operating income increased to $23.5 million, or 7.6% of sales, from $14.1 million, an increase in operating income of $9.4 million.

Gross profit for the Company’s non-Texas operations was $127.2 million in the fourth quarter of fiscal 2010, compared to $119.1 million in the fourth quarter of fiscal 2009.  This equates to a gross profit margin of 40.8% for the fourth quarter of fiscal 2010, a 90 basis points improvement from a gross profit margin of 39.9% in the comparable period last year.  This improvement primarily reflects a 10 basis points improvement in merchandise purchase cost, and a decrease of 20 basis points in shrinkage.  The Company believes that the improvement in gross margin is also due to a favorable product mix, and to new buying and merchandising initiatives that are focused on increasing sales of higher margin items.

Non-Texas operating expenses were $97.6 million, or 31.4% of sales, in the fourth quarter of fiscal 2010 versus $98.6 million, or 33.0% of sales, in the fourth quarter of the prior fiscal year.  The Company’s improved operating expense ratio is a result of across-the-board decreases in the components of operating expense.  This is a key objective in the Company’s long-term profit improvement plan.

A primary driver of this improvement is lower payroll-related expenses as a result of improvement in labor productivity and improved cost control methods resulting in lower utilities and supplies costs. Additionally, the Company’s distribution and transportation costs improved due to labor efficiencies, improved processing methods, lower fuel costs and improved trailer space utilization.  Further, corporate G&A costs were reduced due to the implementation of cost control measures and lower consulting fees, professional fees and legal costs.

Non-Texas operating income for the fourth quarter of fiscal 2010 was $23.5 million, an operating margin of 7.6% of sales, compared to operating income of $14.1 million and an operating margin of 4.7% of sales in the fourth quarter of fiscal 2009.  This represents an operating margin improvement of 290 basis points.

Fourth Quarter Analysis of Texas Operations

The Company’s Texas operations had retail sales for the fourth quarter of fiscal 2010 of $26.5 million, compared to $29.4 million for the same quarter last year. This 9.8% decrease in Texas sales was attributable to the Company closing approximately one third of its Texas stores beginning in the fourth quarter of last year.  Same-store sales in our Texas operations increased by 19.5% in the fourth quarter of fiscal 2010.  The Company currently operates 32 Texas stores compared to 43 stores in the same quarter last year.

Gross profit for the Company’s Texas operations was $12.2 million, or 43.6% of sales, in the fourth quarter of fiscal 2010, compared to $10.3 million, or 33.8% of sales, in the fourth quarter of fiscal 2009.  This 980 basis points increase was primarily due to a one-time reduction in shrink reserves of $1.8 million for Texas based on a shrink analysis performed at the end of the fourth quarter of fiscal 2010. This is partially offset by an increase in merchandise purchase cost compared to the prior year.  The Company believes the closing of certain Texas stores over the past year and the anticipation and subsequent announcement of the Texas market exit plan in September 2008 contributed to an unusually high level of shrinkage of 7.3% of sales in the fourth quarter of fiscal 2009.

Texas operating expenses were $10.7 million, or 38.2% of sales, in the fourth quarter of fiscal 2010, versus $13.0 million, or 42.6% of sales, in the fourth quarter of the prior year.  Depreciation has been substantially reduced due to the permanent impairment of certain Texas assets in fiscal 2009, while additional lease termination costs of approximately $1.1 million increased operating costs in the fourth quarter of fiscal 2010.

Texas fourth quarter fiscal 2010 operating income was $0.9 million, compared to a $4.3 million loss for the fourth quarter of fiscal 2009. The Company eliminated the costs and losses from 16 stores that were closed starting from the fourth quarter of fiscal 2009 through the second quarter of fiscal 2010.  The fourth quarter fiscal 2010 and 2009 operating income results include Texas lease termination costs of $1.1 million and $1.3 million, respectively, relating to the closing of some of the Company’s Texas stores.

CASH AND LIQUIDITY

As of the end of the fourth quarter of fiscal 2010, the Company held $190.3 million in cash and short and long-term marketable securities, and had no debt.

SHARE REPURCHASE PROGRAM

During the fourth quarter of fiscal 2010, the Company did not repurchase any shares of its common stock.  At the end of the fourth quarter of fiscal 2010, the Company had approximately $17.1 million available for potential future repurchases under its $30 million share repurchase program originally authorized in fiscal 2009.

OUTLOOK

For fiscal 2011 the Company expects positive same-store sales in the low single digits and plans to open approximately 5% more stores in its existing markets, primarily in the second half of the year.  The Company believes that revenue growth in fiscal 2011 will primarily result from new store openings and increases in same-store sales. With continued improvements anticipated from its profit improvement plan, the Company expects to increase its fiscal 2011 income before taxes to approximately 7.5% of sales, compared to 6.9% for fiscal 2010.

2010 ANNUAL SHAREHOLDER MEETING

The Company will hold its annual shareholder meeting on Tuesday, September 14, 2010.  Shareholders of record as of the close of business on July 19, 2010 will be eligible to vote at the annual meeting.  Further details about the annual meeting will be provided in the Company’s proxy materials, which will be filed with the Securities and Exchange Commission in late July.

CONFERENCE CALL DETAILS

The Company’s conference call to discuss our fiscal 2010 fourth quarter and the other matters described in this release is scheduled for today, Wednesday, May 26, 2010 at 1:30 p.m. Pacific Time.  You can participate in the live call by dialing (866) 900-3561 from the U.S.A. and (816) 249-4306 from international locations.  Please phone in approximately 9 minutes before the call is scheduled to begin and hold for an InterCall operator to assist you.  Please inform the operator that you are calling in for 99¢ Only Stores’ fourth quarter fiscal 2010 earnings release conference call, and be prepared to provide the operator with your name, company name, and position if requested.  A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, June 9, 2010, by dialing (800) 642-1687 from the United States, or (706) 645-9291 from international locations, and entering confirmation code 76184444.

A copy of this earnings release and any other financial and statistical information about the period to be presented in the conference call will be available prior to the call at the section of the Company’s website entitled “Investor Relations” at www.99only.com.

99¢ ONLY STORES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	March 27, 2010	March 28, 2009
ASSETS
Current Assets:
Cash	$19,877	$21,930
Short-term investments	155,657	93,049
Accounts receivable, net of allowance for doubtful accounts of $501 and $44 as of March 27, 2010 and March 28, 2009, respectively	2,607	2,490
Income taxes receivable	4,985	1,161
Deferred income taxes	36,419	32,861
Inventories, net	171,198	151,928
Assets held for sale	—	397
Other	4,978	4,038
Total current assets	395,721	307,854
Property and equipment, net	278,858	271,286
Long-term deferred income taxes	34,483	35,685
Long-term investments in marketable securities	14,774	26,351
Assets held for sale	7,356	7,356
Deposits and other assets	14,794	14,341
Total assets	$745,986	$662,873

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$42,593	$36,009
Payroll and payroll-related	15,097	13,731
Sales tax	5,635	5,334
Other accrued expenses	21,398	23,342
Workers’ compensation	47,023	44,364
Current portion of capital lease obligation	70	65
Total current liabilities	131,816	122,845
Deferred rent	8,844	10,318
Deferred compensation liability	4,274	2,995
Capital lease obligation, net of current portion	449	519
Other liabilities	181	2,339
Total liabilities	145,564	139,016
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, no par value – authorized, 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, no par value – authorized, 200,000,000 shares; issued and outstanding, 69,556,930 shares at March 27, 2010 and 68,407,486 shares at March 28, 2009	246,353	231,867
Retained earnings	354,528	294,081
Other comprehensive loss	(459)	(2,091)
Total shareholders’ equity	600,422	523,857
Total liabilities and shareholders’ equity	$745,986	$662,873

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Years Ended
	March 27, 2010	March 28, 2009	March 29, 2008
Net Sales:
99¢ Only Stores	$1,314,214	$1,262,119	$1,158,856
Bargain Wholesale	40,956	40,817	40,518
Total sales	1,355,170	1,302,936	1,199,374
Cost of sales (excluding depreciation and amortization expense shown separately below)	797,748	791,121	738,499
Gross profit	557,422	511,815	460,875
Selling, general and administrative expenses:
Operating expenses (includes asset impairment of $431, $10,335 and $531 for the years ended March 27, 2010, March 28, 2009 and March 29, 2008	436,608	464,635	433,940
Depreciation and amortization	27,398	34,266	33,321
Total selling, general and administrative expenses	464,006	498,901	467,261
Operating income (loss)	93,416	12,914	(6,386)
Other (income) expense:
Interest income	(1,117)	(3,508)	(7,182)
Interest expense	174	937	953
Other-than-temporary investment impairment due to credit loss	843	—	—
Other	(35)	1,578	(445)
Total other (income), net	(135)	(993)	(6,674)
Income before provision for income taxes and income attributed to noncontrolling interest	93,551	13,907	288
Provision (benefit) for income taxes	33,104	4,069	(2,605)
Net income including noncontrolling interest	60,447	9,838	2,893
Net income attributable to noncontrolling interest	—	(1,357)	—
Net income attributable to 99¢ Only Stores	$60,447	$8,481	$2,893

Earnings per common share attributable to 99¢ Only Stores:
Basic	$0.88	$0.12	$0.04
Diluted	$0.87	$0.12	$0.04

Weighted average number of common shares outstanding:
Basic	68,641	69,987	70,044
Diluted	69,309	70,037	70,117

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Years Ended
	March 27, 2010	March 28, 2009	March 29, 2008

Cash flows from operating activities:
Net income including noncontrolling interest	$60,447	$9,838	$2,893
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,400	34,266	33,321
Loss on disposal of fixed assets	149	791	124
Gain on sale of partnership assets	—	(706)	—
Long-lived assets impairment	431	10,355	531
Investments impairment	843	1,677	—
Excess tax deficiency (benefit) from share-based payment arrangements	(1,885)	10	(130)
Deferred income taxes	(5,190)	(11,419)	(11,024)
Stock-based compensation expense	7,739	3,136	4,184
Tax benefit from exercise of non qualified employee stock options	—	—	263

Changes in assets and liabilities associated with operating activities:
Accounts receivable	(117)	(346)	543
Inventories	(19,270)	(11,617)	13,750
Deposits and other assets	272	(435)	3,031
Accounts payable	5,482	10,619	(5,676)
Accrued expenses	3,368	11,678	1,644
Accrued workers’ compensation	2,659	1,550	(673)
Income taxes	(3,824)	1,551	72
Deferred rent	(1,474)	(345)	2,343
Other long-term liabilities	(2,158)	2,339	—
Net cash provided by operating activities	74,872	62,942	45,196

Cash flows from investing activities:
Purchases of property and equipment	(34,842)	(34,222)	(54,388)
Proceeds from sale of fixed assets	806	508	—
Purchases of investments	(81,104)	(60,739)	(151,377)
Proceeds from sale of investments	31,547	59,205	168,142
Proceeds from sale of partnership assets	—	2,218	—
Acquisition of partnership assets	—	(4,565)	—
Net cash used in investing activities	(83,593)	(37,595)	(37,623)

Cash flows from financing activities:
Repurchases of common stock	—	(12,878)	—
Repurchases of common stock related to issuance of Performance Stock Units	(2,667)	—	—
Acquisition of noncontrolling interest of a partnership	(275)	—	—
Payments of capital lease obligation	(65)	(59)	(56)
Proceeds from exercise of stock options	7,790	68	812
Proceeds from the consolidation of construction loan	—	—	20
Excess tax benefit (deficiency) from share-based payment arrangements	1,885	(10)	130
Net cash (used in) provided by financing activities	6,668	(12,879)	906
Net increase (decrease) in cash	(2,053)	12,468	8,479
Cash - beginning of period	21,930	9,462	983
Cash - end of period	$19,877	$21,930	$9,462

99¢ ONLY STORES
Fourth Quarter Fiscal 2010 and 2009 Unaudited Management Analysis of Non-Texas and Texas Operations and Reconciliation to GAAP Statements
TABLE 1
Description	Non-Texas		Non-Texas		Texas		Texas		Consolidated		Consolidated
	Q4		Q4		Q4		Q4		Q4		Q4
($ millions) (3)	FY2010	% Sales	FY2009	% Sales	FY2010	% Sales	FY2009	% Sales	FY2010	% Sales	FY2009	% Sales
Revenues
Retail	$302.1	97.1%	$289.6	97.0%	$26.5	94.9%	$29.4	96.2%	$328.6	96.9%	$319.0	96.9%
Bargain Wholesale	$9.2	2.9%	$9.0	3.0%	$1.4	5.1%	$1.2	3.8%	$10.6	3.1%	$10.1	3.1%
Total	$311.3	100.0%	$298.6	100.0%	$28.0	100.0%	$30.6	100.0%	$339.3	100.0%	$329.2	100.0%

Cost of Goods Sold
Purchase Cost	$176.0	56.6%	$169.4	56.7%	$16.0	57.3%	$17.5	57.2%	$192.1	56.6%	$186.8	56.8%
Shrinkage (1)	$8.6	2.8%	$8.9	3.0%	$(0.8)	(2.8%)	$2.2	7.3%	$7.8	2.3%	$11.2	3.4%
Other	$(0.5)	(0.2%)	$1.2	0.4%	$0.5	1.8%	$0.5	1.8%	$0.0	0.0%	$1.7	0.5%
Total Cost of Goods Sold	$184.1	59.2%	$179.5	60.1%	$15.8	56.4%	$20.3	66.2%	$199.9	58.9%	$199.7	60.7%

Gross Margin	$127.2	40.8%	$119.1	39.9%	$12.2	43.6%	$10.3	33.8%	$139.4	41.1%	$129.4	39.3%

Selling, General and Administrative Expenses
Retail Operating	$69.0	22.2%	$69.0	23.1%	$7.2	25.9%	$9.0	29.5%	$76.2	22.5%	$78.1	23.7%
Distribution and Transportation	$14.4	4.6%	$14.9	5.0%	$2.1	7.6%	$2.4	8.0%	$16.6	4.9%	$17.3	5.3%
Corporate G&A	$11.5	3.7%	$13.5	4.5%	$0.1	0.5%	$0.4	1.4%	$11.6	3.4%	$14.0	4.2%
Other (incl. Stock-comp) (2)	$2.7	0.9%	$1.2	0.4%	$1.2	4.2%	$1.1	3.7%	$3.9	1.1%	$2.3	0.7%
Operating Expenses	$97.6	31.4%	$98.6	33.0%	$10.7	38.2%	$13.0	42.6%	$108.3	31.9%	$111.6	33.9%
Depreciation & Amortization	$6.0	1.9%	$6.4	2.2%	$0.6	2.2%	$1.6	5.3%	$6.6	1.9%	$8.0	2.4%
Total Operating Expenses	$103.6	33.3%	$105.0	35.2%	$11.3	40.4%	$14.6	47.9%	$114.9	33.9%	$119.7	36.4%

Operating income (loss)	$23.5	7.6%	$14.1	4.7%	$0.9	3.2%	$(4.3)	(14.1%)	$24.4	7.2%	$9.8	3.0%

Other (Income) Expense									$(0.3)	(0.1%)	$(0.3)	(0.1%)

Income before provision for income taxes and income attributed to noncontrolling interest									$24.8	7.3%	$10.1	3.1%

Provision for Income Taxes									$7.9	2.3%	$3.1	0.9%
Net income including noncontrolling interest									$16.9	5.0%	$7.0	2.1%

Net income attributable to noncontrolling interest									-	-	-	-
Net income attributable to 99¢ Only Stores									$16.9	5.0%	$7.0	2.1%
EPS attributed to 99¢ Only Stores
Basic									$0.24		$0.10
Diluted									$0.24		$0.10
Shares Outstanding
Basic									68,814		69,887
Diluted									69,765		69,895

(1)	Shrinkage includes scrap, shrink and excess and obsolete inventory.
(2)
Other SG&A includes Stock-based compensation and SG&A for the Bargain Wholesale division and Texas lease termination costs. Fourth quarter fiscal 2009 also includes severance expense and partnership gain/loss.

(3)	Dollar amounts and percentages may not add up due to rounding.

99¢ ONLY STORES
For The Fiscal Year 2010 and 2009 Unaudited Management Analysis of Non-Texas and Texas Operations and Reconciliation to GAAP Statements
TABLE 2
Description	Non-Texas		Non-Texas		Texas		Texas		Consolidated		Consolidated
	Mar YTD		Mar YTD		Mar YTD		Mar YTD		Mar YTD		Mar YTD
($ millions) (4)	FY2010	% Sales	FY2009	% Sales	FY2010	% Sales	FY2009	% Sales	FY2010	% Sales	FY2009	% Sales
Revenues
Retail	$1,203.9	97.2%	$1,138.8	97.0%	$110.3	95.1%	$123.3	95.3%	$1,314.2	97.0%	$1,262.1	96.9%
Bargain Wholesale	$35.2	2.8%	$34.8	3.0%	$5.7	4.9%	$6.0	4.7%	$41.0	3.0%	$40.8	3.1%
Total	$1,239.2	100%	$1,173.6	100%	$116.0	100%	$129.4	100%	$1,355.2	100%	$1,302.9	100%

Cost of Goods Sold
Purchase Cost	$694.3	56.0%	$669.8	57.1%	$66.0	56.9%	$74.2	57.3%	$760.3	56.1%	$743.9	57.1%
Shrinkage (1)	$33.9	2.7%	$34.1	2.9%	$1.8	1.6%	$7.1	5.5%	$35.7	2.6%	$41.2	3.2%
Other	$(0.3)	0.0%	$3.3	0.3%	$2.0	1.7%	$2.6	2.0%	$1.7	0.1%	$6.0	0.5%
Total Cost of Goods Sold	$727.9	58.7%	$707.3	60.3%	$69.8	60.2%	$83.9	64.8%	$797.7	58.9%	$791.1	60.7%

Gross Margin	$511.2	41.3%	$466.3	39.7%	$46.2	39.8%	$45.5	35.2%	$557.4	41.1%	$511.8	39.3%

Selling, General and Administrative Expenses
Retail Operating	$279.9	22.6%	$279.4	23.8%	$30.4	26.2%	$38.4	29.7%	$310.3	22.9%	$317.8	24.4%
Distribution and Transportation	$58.7	4.7%	$64.9	5.5%	$7.7	6.6%	$9.1	7.1%	$66.3	4.9%	$74.1	5.7%
Corporate G&A	$45.8	3.7%	$52.6	4.5%	$1.2	1.1%	$2.4	1.9%	$47.0	3.5%	$55.0	4.2%
Other (incl. Stock-comp and Long-lived asset impairment) (2)	$10.9	0.9%	$4.9	0.4%	$2.1	1.8%	$12.9	10.0%	$13.0	1.0%	$17.7	1.4%
Operating Expenses	$395.2	31.9%	$401.8	34.2%	$41.4	35.7%	$62.8	48.6%	$436.6	32.2%	$464.6	35.7%
Depreciation & Amortization	$24.8	2.0%	$25.8	2.2%	$2.6	2.3%	$8.5	6.6%	$27.4	2.0%	$34.3	2.6%
Total Operating Expenses	$419.9	33.9%	$427.6	36.4%	$44.1	38.0%	$71.3	55.1%	$464.0	34.2%	$498.9	38.3%

Operating income (loss)	$91.3	7.4%	$38.8	3.3%	$2.1	1.8%	$(25.8)	(20.0%)	$93.4	6.9%	$12.9	1.0%

Other (Income) Expense (3)									$(0.1)	(0.0%)	$(1.0)	(0.1%)
Income (loss) before provision (benefit) for income taxes and income attributed to noncontrolling interest									$93.6	6.9%	$13.9	1.1%

Provision (benefit) for Income Taxes									$33.1	2.4%	$4.1	0.3%
Net income (loss) including noncontrolling interest									$60.4	4.5%	$9.8	0.8%

Net income attibutable to noncontrolling interest									-	-	$(1.4)	(0.1%)
Net income (loss) attributable to 99¢ Only Stores									$60.4	4.5%	$8.5	0.7%

EPS attributed to 99¢ Only Stores
Basic									$0.88		$0.12
Diluted									$0.87		$0.12
Shares Outstanding
Basic									68,641		69,987
Diluted									69,309		70,037

(1)	Shrinkage includes scrap, shrink and excess and obsolete inventory.
(2)
Other SG&A includes Stock-based compensation, SG&A for the Bargain Wholesale division, Texas lease termination costs and long-lived asset impairment of $0.4 million and $10.3 million for FY 2010 and FY 2009, respectively. Fiscal 2009 also includes severance expense and Partnership gain/loss.

(3)	Other (Income) Expense includes $0.8 million and $1.7 million of investment impairment charges for FY 2010 and FY 2009, respectively.
(4)	Dollar amounts and percentages may not add up due to rounding.

*                         *                         *                         *                         *

Founded over 25 years ago, 99¢ Only Stores® operates 275 extreme value retail stores with 206 in California, 32 in Texas, 25 in Arizona and 12 in Nevada. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. Over half of the Company’s sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods. The Company’s New York Stock Exchange symbol is NDN.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe," “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, trends affecting the financial condition or results of operations of the Company, the business and growth strategies of the Company, including new store openings, the results of the Company’s operational and other improvements, including pursuant to the Company’s profit improvement plan, the results of operations for current and future fiscal years, and potential uses of capital. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed herein and in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available at www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293